Rule 424(b)(3)

Registration No. 333-148332

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED JANUARY 2, 2008

OF

DERMA SCIENCES, INC.

RELATING TO RESALES BY SELLING SHAREHOLDERS

OF SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus included in Form S-3 (No. 333-148332), as amended, dated January 2, 2008 (the “Prospectus”).  This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling shareholders to prospective purchasers along with this Prospectus Supplement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 3 of the Prospectus, and the documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus and this Prospectus Supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The information in the table below supplements and amends the information in the table under the heading “Selling Shareholders” in the Prospectus by adding OTA LLC as a selling shareholder and amending the information provided for Panacea Fund, LLC as follows:

Selling Shareholders	Beneficial Owners (1)	Shares Beneficially Owned	Shares Offered Hereby	Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering

OTA LLC	Ira Leventhal Chief Executive Officer and Senior Managing Director	161,757	66,965	94,792	*
Panacea Fund, LLC	Same	2,611,610	2,611,610	0	0.0%

__________________

* Less than 1 percent.

(1) The term “Beneficial Owners” refers to those entities that maintain voting and dispositive authority relative to the shares. “Same” in the Beneficial Owners column indicates that the subject selling shareholders and beneficial owners are identical.

The date of this Prospectus Supplement is July 2, 2012.